Exhibit 8.1

Form of Opinion of McDermott Will & Emery LLP

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[                    ], 2017

NACCO Industries, Inc.

5875 Landerbrook Dr., Suite 300

Cleveland, Ohio 44124

Ladies and Gentlemen:

We have acted as special U.S. tax counsel to NACCO Industries, Inc. (“NACCO”), a Delaware corporation, in connection with the proposed distribution (the “Distribution”) of Hamilton Beach Brands Holding Company (“Hamilton Beach Holding”), a Delaware corporation and direct wholly owned subsidiary of NACCO. At your request, and in connection with the filing of the registration statement on Form S-1 (Registration No. 333- ), including the prospectus that forms a part thereof, filed with the U.S. Securities and Exchange Commission (the “SEC”) by Hamilton Beach Holding on June 16, 2017 (as amended through the date hereof, including all appendices or exhibits thereto, the “Registration Statement”), under the Securities Act of 1933 (the “Securities Act”), we are rendering our opinion as to certain U.S. federal income tax matters.

In rendering this opinion, we have reviewed (i) the Registration Statement, (ii) the representation letter of NACCO (including all exhibits thereto) delivered to us for purposes of this opinion (the “Representation Letter”), and (iii) such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion.

In addition, we have assumed with your consent that (i) the Distribution will be consummated as described in the Registration Statement and the Representation Letter, and none of the terms or conditions contained therein has been or will be modified in any respect relevant to this opinion; (ii) the representations and statements of fact set forth in the Representation Letter, the Registration Statement, and the other documents referred to herein are, and at all relevant times will be, true, correct, and complete in all material respects; (iii) any representation or statement of fact set forth in the Representation Letter, the Registration Statement, or any other document referred to herein made “to the best knowledge and belief” or similarly qualified is, and at all relevant times will be, true, correct, and complete without such qualification; (iv) no action has been, or will be, taken that is inconsistent with any representation or statement of fact set forth in the Representation Letter, the Registration Statement, or any other document referred to herein; and (v) original documents (including signatures) are authentic, and documents submitted to us as copies conform to the corresponding original documents, and there has been (or will be, by the effective time of each relevant transaction) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

NACCO Industries, Inc.

[                    ], 2017

Other than obtaining the representations and statements set forth in the Representation Letter, we have not independently verified any factual matters in connection with, or apart from, our preparation of this opinion. Accordingly, our opinion does not take into account any matters not set forth herein that might have been disclosed by independent verification. In the course of preparing our opinion, nothing has come to our attention that would lead us to believe that any of the facts, representations, or other information on which we have relied in rendering our opinion is incorrect.

Based on the foregoing, and subject to the assumptions, exceptions, limitations, and qualifications set forth herein and in the Registration Statement, it is our opinion that, for U.S. federal income tax purposes:

1.	Pursuant to Section 355(c)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), no gain or loss will be recognized by NACCO with respect to the stock of Hamilton Beach Holding by reason of the Distribution;

2.	Pursuant to Section 355(a)(1) of the Code, no gain or loss will be recognized by (and no amount will be includible in the income of) any NACCO stockholder by reason of such stockholder’s receipt of Hamilton Beach Holding common stock in the Distribution;

3.	Any NACCO stockholder who receives cash in lieu of a fractional share of Hamilton Beach Holding common stock in connection with the Distribution will recognize gain or loss measured by the difference between the amount of the cash received and the basis allocated to such fractional share, and any gain or loss will be treated as capital gain or loss, provided such fractional share is held as a capital asset on the date of the Distribution;

4.	Pursuant to Section 358 of the Code and Sections 1.358-1 and 1.358-2 of the Treasury regulations promulgated under the Code, the aggregate tax basis of the NACCO common stock and the Hamilton Beach Holding common stock in the hands of each NACCO stockholder immediately after the Distribution (including any fractional Hamilton Beach Holding shares deemed received) will be the same as the aggregate adjusted tax basis of the NACCO common stock held by such stockholder immediately before the Distribution, allocated between such stockholder’s NACCO common stock and Hamilton Beach Holding common stock in proportion to the relative fair market values of each on the date of the Distribution; and

5.

Pursuant to Section 1223(1) of the Code, the holding period of the Hamilton Beach Holding common stock received by each NACCO stockholder in the Distribution (including any fractional shares deemed received) will include the

NACCO Industries, Inc.

[                    ], 2017

holding period of such stockholder’s NACCO common stock, provided that such NACCO common stock is held as a capital asset on the date of the Distribution.

This opinion expresses our views only as to the specific U.S. federal income tax consequences of the Distribution set forth above, and no opinion is expressed as to (i) the U.S. federal income tax consequences of the Distribution under any other provisions of the Code or (ii) any tax consequences under non-U.S., state, or local tax laws or under U.S. federal tax laws other than those pertaining to income taxes. Our opinion is based on the U.S. federal income tax laws in effect as of the date hereof. It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that this opinion, if contested, would be sustained by a court. Furthermore, the authorities on which we rely are subject to change, either prospectively or retroactively, and any such change, or any variation or difference in the facts from those on which we rely and assume as correct, as set forth above, might affect the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any changes or new developments in U.S. federal income tax laws or the application or interpretation thereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the SEC.

Very truly yours,